EXHIBIT 10.1

SECOND AMENDMENT TO THE
AON DEFERRED COMPENSATION PLAN
This Second Amendment (the “Amendment”) to the Aon Deferred Compensation Plan, as amended and restated effective November 17, 2016 (the “Plan”), is adopted by Aon Corporation, a Delaware corporation (the “Company”) and wholly owned subsidiary of Aon plc (“Aon”), to be effective as set forth below.
RECITALS
WHEREAS, pursuant to Section 6.05 of the Plan, the Board of Directors of the Company (the “Board”) has the authority to amend the Plan, and, pursuant to Section 1.04 of the Plan, the Organization and Compensation Committee of Aon (the “OCC“) has authority to act for the Board with respect to the Plan; and
WHEREAS, pursuant to resolutions of the OCC dated March 30, 2017, the OCC has delegated authority to Company management authority to amend the Plan in the manner set forth below.
NOW, THEREFORE, pursuant to such delegation of authority by the OCC, the Plan is hereby amended, effective as of the date hereof, by adding the following as a new Supplement A to the Plan:
SUPPLEMENT A
SPECIAL PROVISIONS IN CONNECTION WITH PLAN SPIN-OFF

Pursuant to the purchase agreement entered into between Aon plc and Tempo Acquisition, LLC dated as of February 9, 2017 (the “Purchase Agreement”), upon the closing of the transactions contemplated by the Purchase Agreement, the Plan will spin off the benefit obligations associated with the “Transferred Participants” (as defined below) to the Hewitt Associates LLC Deferred Compensation Plan (the “Newco Plan”) established by Hewitt Associates LLC (“Newco”).
A “Transferred Participant” is any individual who (i) after taking into account any employment transfers contemplated by the Purchase Agreement, is employed by Newco or any of its subsidiaries immediately after the “Closing Date” (as defined in the Purchase Agreement), and (ii) immediately prior to the Closing Date, either had an Account under the Plan or had made a valid deferral election under Section 3 of the Plan.
Notwithstanding any provision in this Plan to the contrary, it is the intent of the Company that, with respect to any Transferred Participant, the associated benefit obligations, elections (including elections to defer compensation, notional investment elections, and distribution elections) and beneficiary designations under the Plan be transferred from the Plan to the Newco Plan, and the provisions in this Plan shall be interpreted consistent with such intent. For the avoidance of doubt, the transactions contemplated by the Purchase Agreement do not constitute a “separation from service” for purposes of Section 409A of the Code, with respect to any Transferred Participant. Effective as of the Closing Date, Transferred Participants shall cease to be Participants in the Plan.
Notwithstanding any provision in the Plan to the contrary, the Committee shall have the authority to make any other modifications to the extent necessary or appropriate to satisfy the intent of the Plan spin-off described above.

EXHIBIT 10.1

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed on its behalf by its duly authorized officers, this 19th day of April, 2017.

AON CORPORATION

By:

___/s/ Anthony Goland___________________________
Anthony Goland
Executive Vice President and
Chief Human Resources Officer

2